PROMISSORY NOTE


	FOR VALUE RECEIVED, the undersigned, DAVID A. NELSON, (hereinafter referred to as the "MAKER") , hereby unconditionally promises to pay to the order of Regent GLSC Technologies, Inc., whose address is 5646 Milton, Suite 722, Dallas, Texas, (hereinafter referred to as "REGENT"), the principal sum of seventy thousand dollars ($70,000), such payment of principal being due and payable on or before December 31, 2011, with interest due and payable monthly at the rate of seven percent (7%) per annum, said interest payable on or before the 1st day of the month beginning February, 2010, with a grace period through the 15th of each month. Failure by MAKER to pay the interest and principal amounts due by the dates indicated AND following notice in writing to the MAKER with a stated grace period of 5 days from receipt of the notice for the receipt of payment, shall result in the amounts remaining due under this Note to be declared past due and the MAKER in default. Upon default, the Note shall be subject to collection pursuant to the laws of the State of Texas and all past due payments of this Note shall bear interest at the maximum rate to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
This Note is unsecured.

Regardless of any provision contained in this Note, no holder of this Note shall ever be entitled to receive, collect or apply, as interest on any amount owing hereunder, any amount in excess of an amount which would result in exceeding the maximum charged by applicable law. Any rights and remedies herein expressly conferred are cumulative of all other rights and remedies by law or in equity provided, and shall not be deemed to deprive REGENT of any such other legal or equitable rights or remedies, by judicial proceedings or otherwise, appropriate to enforce the conditions, covenants and terms of this Note, and the employment of any remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.

If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, MAKER agrees to pay all costs of collection, including but not limited to court costs and reasonable attorney's fees.

MAKER and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive presentment and demand for payment, protest, notice of protest and non-payment, as to this Note and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, and hereby consent to any and all renewals, extensions, indulgen-ces, releases or changes regardless of the number of such renewals, extensions, indulgences, releases or changes.

 	EXECUTED this _____ day of December, 2009.

						MAKER



                                                ___________________________
						DAVID A. NELSON


ATTEST:________________________